Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Palo Alto Networks, Inc.
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Debt	Debt Securities	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Depositary Shares	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Warrants	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Subscription Rights	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Purchase Contracts	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
	Other	Units	Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—					—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)
The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase common stock, preferred stock, debt securities, depositary shares, or units consisting of some or all of these securities, (f) subscription rights to purchase common stock, preferred stock, debt securities, depositary shares, warrants, or units consisting of some or all of these securities, (g) purchase contracts, and (h) units consisting of two or more of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

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(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)
The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form
S-3
under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)	The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).